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EXHIBIT 10.27

SECOND AMENDED EXECUTIVE SEVERANCE AGREEMENT
September 27, 1999

Deborah A. Coleman 1414 SW Third Avenue, #2701 Portland, Oregon 97201	Executive
Merix Corporation an Oregon corporation PO Box 3000 Forest Grove, Oregon 97116	Merix

    Merix and Executive are parties to an Amended Executive Severance Agreement dated December 5, 1996 (the "1996 Agreement"). Effective September 27, 1999, Executive is resigning as Chief Executive Officer of Merix and will continue as Chair and an employee of Merix. Merix and Executive enter into this Agreement to reflect the change in Executive's relationship with Merix and to supersede the 1996 Agreement.

    1.  Effective Date; Term of Agreement.

      1.1 The Effective Date of this Agreement is September 27, 1999. On the Effective Date, Executive voluntarily resigns as Chief Executive Officer of Merix.

      1.2 Executive shall remain Chair, a director and an employee of Merix after the Effective Date. Executive shall be entitled to payment of her salary at the rate then in effect through the Effective Date and she shall be entitled to pro rata incentive plan bonus payments through the Effective Date. Merix and Executive acknowledge that Executive's resignation as Chief Executive Officer and change in her relationship with Merix shall not result in any compensation payable to Executive under the 1996 Agreement.

      1.3 Executive and Merix acknowledge that either party may terminate Executive's relationship with Merix at any time and for any or no reason, subject to the obligation of Merix to provide the severance benefits specified in this Agreement in accordance with the terms hereof. Unless earlier terminated, this Agreement shall expire at the annual meeting of Merix in the year 2001 (the "Expiration Date") at which time Executive shall voluntarily resign as an employee and Chair of Merix, unless Executive and Merix mutually agree in writing to an extension of this Agreement.

      1.4 Executive and Merix acknowledge that Executive will become a general partner of the venture capital fund that Executive intends to establish and that Executive will continue as an employee and Chair of Merix. Executive agrees that if she becomes an employee, independent contractor, consultant, partner or principal of any other company or business enterprise (other than a consultant to a company in connection with her venture fund activities or a non-employee director of any company) absent prior approval of the Merix board of directors, she will no longer be an employee of Merix, she will not be entitled to any benefits under this Agreement (other than Section 5), this Agreement shall terminate and, pursuant to Merix' Guidelines on Significant Corporate Governance Issues, Executive will submit her resignation as Chair and a director for consideration by the Board of Directors in accordance with the Guidelines.

    2.  Duties; Compensation.  After the Effective Date, Executive shall provide the services described on Exhibit A and other duties as may be assigned to her from time to time by the Board of Directors. Executive shall be paid an annual salary of $14,000, or minimum wage, whichever is greater. Executive shall be entitled to health insurance benefits that are generally available to employees of Merix and she shall be entitled to life insurance (with benefits based on a $285,000 base salary) and short and long term disability benefits (with benefits based on a four year W-2 average up to a policy maximum of $11,275 per month). Executive shall not participate in any management or employee incentive bonus plans after the Effective Date. After the Effective Date, Valerie Henson shall continue to provide administrative support for Executive only for her duties as Chair. Merix agrees to assume Executive's Rose Garden Suite lease for the 12 month period beginning in October 1999 at the contractual rate, which is approximately $140,000, and Merix shall be entitled to full use and benefits of the suite. When Executive is no longer Chair and an employee, Executive shall be entitled to the art murals that she had commissioned and are currently located in the Forest Grove administrative building.

    3.  Employee Stock Options.  As of the Effective Date, Executive surrenders to Merix stock options to purchase a total of 50,000 shares of Common Stock at prices ranging from $17.875 to $31.375 per share, and Executive acknowledges that she has no right to purchase such shares. The remaining options held by Executive as of the Effective Date (240,000 shares granted with an exercise price of $9.00 per shares, 40,000 shares granted with an exercise price of $9.9375 per share and 120,000 shares granted with an exercise price of $4.1875 per share) shall remain in effect after the Effective Date in accordance with the terms of the plan and applicable option agreements. Executive acknowledges that she will not be granted any stock options after the Effective Date.

    4.  Release of Claims.  In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the appropriate form attached as Exhibit B ("Release of Claims"). Executive promises to execute and deliver the Release of Claims to Merix within the later of (a) 21 days from the date Executive receives the Release of Claims or (b) the last day of Executive's active employment.

    5.  Compensation Upon Termination.  In the event of a Termination of Executive's Employment (as defined in Section 9.1) at any time during the term of this Agreement other than for Cause (as defined in Section 9.2 of this Agreement), death or Disability (as defined in Section 9.4 of this Agreement), and contingent upon Executive's execution of the Release of Claims and compliance with Section 11, Executive shall be entitled to the following benefits:

      5.1 Executive is entitled to extend coverage under any group health plan in which Executive and Executive's dependents are enrolled at the time of termination of employment under the COBRA continuation laws for the 18-month statutory period, or so long as Executive remains eligible under COBRA at Executive's expense. Merix will pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost (less proper withholding) Executive may incur for premiums to extend for a period of 18 months under the COBRA continuation laws (plus the equivalent of an additional six months of COBRA premiums) Executive's group health and dental plan coverage in effect at the time of termination. Executive may use this payment for such continuation coverage or for any other purpose.

      5.2 All outstanding stock options, restricted stock, stock bonuses or other stock awards shall be governed by the terms of the applicable agreement or plan.

      5.3 Executive shall not be entitled to benefits under Section 6 of this Agreement if Executive's employment with and position as Chair of Merix terminates for any reason before and not in connection with a Change of Control (as defined in Section 9.3).

    6.  Additional Compensation Upon Termination Following A Change of Control.  In the event of a Termination of Executive's Employment (other than for Cause, death or Disability) prior to the Expiration Date and within 24 months following a Change of Control or prior to a Change of Control at the direction of a person who has entered into an agreement with Merix, the consummation of which will constitute a Change of Control, and contingent upon Executive's execution of the Release of Claims and compliance with Section 11, Executive shall be entitled to the following benefits, which benefits shall be in addition to the benefits provided in Section 5:

      6.1 As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, Merix shall pay Executive, in a single payment after employment has ended and eight days have passed following execution of the Release of Claims without revocation, an amount in cash equal to $570,000 if the termination occurs in 1999 or 2000 and $400,000 if the termination occurs in 2001.

      6.2 Merix shall maintain in full force and effect, at its sole cost and expense, for Executive's continued benefit for a period terminating 18 months after the date of termination a life insurance policy insuring Executive's life with coverage equal to $570,000, provided that Executive's continued participation is possible under the general terms and provisions of such policy. At Executive's election or in the event that Executive's continued participation in such policy is barred, Merix shall make a lump sum payment to Executive equal to the total premiums that would have been paid by Merix for such 18 month period. The maximum amount that Merix shall be obligated to pay pursuant to this Section 6.2 in premiums and payments to Executive shall be $5,000.

      6.3 All outstanding stock options held by Executive under all stock option and stock incentive plans of Merix shall become immediately exercisable in full and shall remain exercisable until the earlier of (a) two years after termination of employment or (b) the option expiration date as set forth in the applicable option agreement.

      6.4 Notwithstanding any provision in this Agreement, in the event that Executive would receive a greater after-tax benefit from the Capped Benefit (as defined in the next sentence) than from the payments pursuant to this Agreement (the "Specified Benefits"), the Capped Benefit shall be paid to Executive and the Specified Benefits shall not be paid. The Capped Benefit is the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from being "parachute payments" as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended ("IRC"), or any successor provision. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits Executive will receive upon a change in control of the Company (collectively, excluding the Specified Benefits, the "Change of Control Payments"). To determine whether Executive's after-tax benefit from the Capped Benefit would be greater than Executive's after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax Specified Benefits and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under IRC § 4999 and all federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Specified Benefits are to be paid or such lower rate as Executive advises Merix in writing is applicable to Executive.

      6.5 Computations of the Capped Benefit shall be made by a national accounting firm selected by Merix, with information provided by Merix. If Executive is subsequently required to pay Additional Taxes (as defined below), Merix will pay to  Executive an Additional Payment such that the Additional Payment less federal, state and local income taxes and IRC § 4999 excise taxes on the Additional Payment will equal the Additional Taxes. If the Capped Benefit were paid under Section 6.4, Additional Taxes means any IRC § 4999 excise taxes determined by the Internal Revenue Service with respect to the Capped Benefit. If the Specified Benefits were paid under Section 6.4, Additional Taxes means the amount by which the Executive's after-tax benefit from the Specified Benefits, after payment of IRC § 4999 excise taxes as determined after audit by the Internal Revenue Service, is less than the after-tax benefit from the Specified Benefit as determined under Section 6.4. Executive shall not be entitled to the Additional Payment unless Executive notifies Merix of the Internal Revenue Service audit questions with respect to IRC § 4999 excise taxes and gives Merix a reasonable opportunity to defend, at Merix's expense, the determinations under Section 6.4.

    7.  Tax Withholding; Subsequent Employment.

      7.1  All payments provided for in this Agreement are subject to applicable tax withholding obligations imposed by federal, state and local laws and regulations.

      7.2  The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by Merix by reason of any compensation earned by Executive as the result of employment by another employer after termination.

    8.  Other Agreements.  As of the Effective Date, this Agreement replaces and supersedes the 1996 Agreement between Executive and Merix. In the event that severance benefits are payable to Executive under any other agreement with Merix in effect at the time of termination (including but not limited to any employment agreement, but excluding for this purpose any stock option agreement or stock bonus agreement or stock appreciation right agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

    9.  Definitions.

      9.1  Termination of Executive's Employment.  Termination of Executive's Employment means that Merix has terminated Executive's employment with Merix (including any subsidiary of Merix) and removed Executive as Chair of Merix.

      9.2  Cause.  Termination of Executive's Employment for "Cause" shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive's reasonably assigned duties with Merix (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board of Merix which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to Merix. No act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of Merix. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Merix shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of Merix.

      9.3  Change of Control.  A Change of Control shall mean that one of the following events has taken place:

        (A) The shareholders of Merix approve one of the following ("Approved Transactions"):

           (i) Any merger or statutory plan of exchange involving Merix ("Merger") in which Merix is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving Merix in which the holders of Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation after the Merger; or

          (ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Merix or the adoption of any plan or proposal for the liquidation or dissolution;

        (B) A tender or exchange offer, other than one made by (i) Merix or (ii) Tektronix, Inc. at a time when Merix is in default under any of the Supply Agreements between Tektronix or any of its subsidiaries and Merix, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities representing at least 20 percent of the voting power of outstanding securities of Merix;

        (C) Merix receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person (other than Tektronix, Inc. or any of its affiliates) of securities representing 20 percent or more of the voting power of outstanding securities of Merix, except that (i) if such receipt shall occur as the result of sale of Common Stock (or securities convertible into Common Stock) by Tektronix, Inc. or any of its affiliates, it shall not constitute a Change of Control, or (ii) if such receipt shall occur during a tender offer or exchange offer described in (B) above, a Change of Control shall not take place until the conclusion of such offer; or

        (D) During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of Merix.

      9.4  Disability.  Termination of Executive's Employment based on "Disability" shall mean termination without further compensation under this Agreement, due to Executive's absence from Executive's duties with Merix for 180 consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after notice of termination by Merix following such absence Executive shall have returned to the performance of Executive's duties.

    10.  Successors; Binding Agreement.

      10.1  This Agreement shall be binding on and inure to the benefit of Merix and its Successors and assigns. Upon Executive's written request, Merix will seek to have any Successor by agreement, assent to the fulfillment by Merix of its obligations under this Agreement. If such a request is made, failure of Merix to obtain such assent prior to or at the time a company becomes a Successor shall entitle Executive to terminate her relationship as an employee and Chair and, if a Change of Control of the Company has occurred prior to the Expiration Date, shall entitle Executive to the benefits pursuant to Section 6.

      10.2  This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs.

    11.  Resignation of Corporate Offices.  Executive will resign Executive's position as a director and Chair of Merix effective as of the date of termination of employment. Executive agrees to provide Merix such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.

    12.  Governing Law, Arbitration.  This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon. Any dispute or controversy arising under or in connection with this Agreement or the breach thereof, shall be settled exclusively by arbitration under the Mutual Agreement to Arbitrate Claims signed by the Executive, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. Notwithstanding any provision in the Mutual Agreement to Arbitrate Claims, Merix shall pay all arbitration fees and reasonable attorney's fees and expenses (including at trial and on appeal) of Executive in enforcing its rights under this Agreement in the event of a Termination of Executive's Employment prior to the Expiration Date and within 24 months following a Change of Control.

    13.  Amendment.  No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and Merix.

    14.  Severability.  If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

MERIX CORPORATION

By:	/s/ TERRI L. TIMBERMAN	/s/ DEBORAH A. COLEMAN
Title:	Senior Vice President and Chief Administrative Officer	Executive

EXHIBIT A

DUTIES AFTER EFFECTIVE DATE

  •
  Wise counselor to CEO: establish a regular schedule of one-one ones and strategic reviews. On call to CEO for support and advice.

  •
  Technical resource to CFO: Establish a regular schedule of one-on-ones focused on Financial issues. Available for consultation on financial structure issues, etc.

  •
  Corporate Development Consulting: Available to CAO for consulting on various corporate development issues, assisting in strategizing for business negotiations, etc.

  •
  Board Governance: Update and ensure corporate governance processes and procedures are well documented, consistent with currently applicable regulations and reflect best practices.

  •
  Board Meeting Management: Establish and manage BOD calendar including regular meetings, telephonic meetings, written BOD update schedule, committee meetings, etc. Work with BOD Secretary to review minutes, pre-plan for meetings, ensure due diligence, etc.

  •
  Succession Planning and Executive Development Planning: With HRCC and CAO, review succession plans, and establish process for Executive Development Planning. Ensure regular reviews of Executive Development Plans.

  •
  Attend company functions as reasonable (quarterly communication meetings, annual employee events, etc.)

  •
  Assist in Investor Relations as requested

  •
  Community Representative for Merix via non-Profit BOD activities

EXHIBIT B

RELEASE OF CLAIMS

1. PARTIES.

    The parties to Release of Claims (hereinafter "Release") are            and Merix Corporation, an Oregon corporation, as hereinafter defined.

    1.1  EXECUTIVE.

    For the purposes of this Release, "Executive" means            , and his or her attorneys, heirs, executors, administrators, assigns, and spouse.

    1.2  THE COMPANY

    For purposes of this Release the "Company" means Merix Corporation, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation's officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2. BACKGROUND AND PURPOSE.

    Executive was employed by Company and Chair of the Company. Executive's employment is ending effective            [following a Change in Control as defined in Section 9.3 ("Change in Control") of Second Amended Executive Severance Agreement ("Agreement")]. [Pursuant to Section 6.2 of the Agreement, Merix shall pay [the cash equivalent not exceeding $5,000 (less proper withholding) of] the cost and expense of maintaining a life insurance policy for the Executive's benefit for 18 months.]

    The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims Executive may have against Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive's employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive's employment, reemployment, or application for reemployment.

3. RELEASE.

    Except as reserved in paragraphs 3 or 3.1, Executive waives, acquits and forever discharges Company from any obligations Company has and all claims Executive may have including but not limited to obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment compensation, benefits severance or post-employment issues. Except as reserved in Paragraph 3.1, Executive hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ Executive by Company, or any other past or future claim (except as reserved by this Release or where expressly prohibited by law) that relates in any way to Executive's employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against Company for enforcement of this Release. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the Oregon statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Fair Labor Standards Act, Oregon wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract, tort, or common law theories.

    3.1  Reservations of Rights.

    This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers' compensation, unemployment compensation, applicable company stock incentive plan(s), indemnifications, or the 401(k) plan maintained by the Company.

    3.2  No Admission of Liability.

    It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or Company, by whom liability has been and is expressly denied.

4. CONSIDERATION TO EXECUTIVE.

    After receipt of this Release fully endorsed by Executive, and the expiration of the seven- (7) day revocation period provided by the Older Workers Benefit Protection Act without Executive's revocation, Company shall pay:

    a)  the lump sum of            DOLLARS ($            ) to Executive (less proper withholding) for the reasonable estimate of 18  months of COBRA continuation coverage premiums, plus the equivalent of six additional months of COBRA premiums as provided in Section 5.1 of the Agreement;

    [b) the lump sum of            DOLLARS ($            ) to Executive (less proper withholding) for severance as provided in Sections 6.1 and 6.4 of the Agreement; and]

    [c) [the cash equivalent (less proper withholding) of]the premium to maintain Executive's life insurance plan for 18 months as provided in Section 6.2 of the Agreement.]

5. NO DISPARAGEMENT.

    Executive agrees that henceforth Executive will not disparage or make false or adverse statements about Company. The Company should report to Executive any actions or statements that are attributed to Executive that the Company believes are disparaging. The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about Company. The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

6. CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED INFORMATION.

    Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of Executive's Employment Agreement with Company and any paragraph(s) therein. Should Executive, Executive's attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7. ARBITRATION OF CERTAIN DISPUTES.

    Executive and Company agree that should the issue arise of whether either party to this Agreement has failed to satisfy or has breached the terms of this Agreement, any dispute regarding the issue, except for any claim excepted under the Mutual Agreement to Arbitration Claims, shall be submitted to arbitration pursuant to the Mutual Agreement to Arbitrate Claims signed by Executive. In such event, [each party shall pay its own costs and attorneys' fees/notwithstanding contrary language in the Mutual Agreement to Arbitrate Claims, because this Release follows a Change in Control, the reasonable attorneys fees incurred by Executive to seek enforcement of this Release shall be paid by the Company].

8. SCOPE OF RELEASE.

    The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; Company's parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each parties insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Release.

9. OPPORTUNITY FOR ADVICE OF COUNSEL.

    Executive acknowledges that Executive has been encouraged to seek advice of counsel with respect to this Release and has had the opportunity to do so.

10. ENTIRE RELEASE.

    This Release, the Mutual Agreement to Arbitrate Claims, [as modified herein] and the Employment Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in paragraph 3 and 3.1, supersede and replace all prior agreements written or oral including but not limited to the Agreement and the Executive Stock Bonus Agreement, prior negotiations and proposed agreements, written or oral. Executive and Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

11. SEVERABILITY.

    Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

12. PARTIES MAY ENFORCE RELEASE.

    Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

13. COSTS AND ATTORNEY'S FEES.

    [The parties each agree to bear their own costs and attorneys' fees which have been or may be incurred in connection with any matters released herein or in connection with the negotiation and consummation of this Release. In the event of any administrative or civil action to enforce the provisions of this Release, the prevailing party shall be entitled to attorney fees and costs through trial and/or on appeal. Because this Release follows a Change of Control, reasonable attorneys' fees which have been or may be incurred in connection with any matters released herein or in connection with the negotiation and consummation of this Release shall be paid by Company. In the event of any administrative or civil action to enforce the provisions of this Release, the Company shall pay Executive's reasonable attorneys' fees through trial and/or on appeal.]

14. ACKNOWLEDGMENTS.

    Executive acknowledges that the Release provides severance pay and benefits which the Company would otherwise have no obligation to provide.

    Executive acknowledges that Company has provided the following information: (a) the class or group of employees offered the opportunity to obtain severance benefits similar to those in the Release, (b) the eligibility factors required to obtain severance benefits similar to those in the Release, (c) the time limits required to obtain severance benefits similar to those in the Release, (d) the job titles and ages of employees eligible or selected for severance benefits similar to those in the Release, and (e) the ages of employees in the same classification either not eligible or not selected.

15. REVOCATION.

    As provided by the Older Workers Benefit Protection Act, Executive's is entitled to have twenty-one (21) days to consider this Release. For a period of seven (7) days from execution of this Release, Executive may revoke this Release. Upon receipt of Executive's signed Release and the end of the revocation period, payment by Company as described in paragraph 4 above will be forwarded by mail in a timely manner as provided herein.

Dated:

[Name of Executive]
STATE OF OREGON ) ) ss.
County of )

    Personally appeared the above named                              and acknowledged the foregoing instrument to be his or her voluntary act and deed.

Before me:

Notary Public for

My commission expires:

MERIX CORPORATION
By:		Dated:

Its:
On Behalf of "Company"

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SECOND AMENDED EXECUTIVE SEVERANCE AGREEMENT September 27, 1999

EXHIBIT A
DUTIES AFTER EFFECTIVE DATE

EXHIBIT B
RELEASE OF CLAIMS